Exhibit 10.25a

January 21, 2013

George Wehlitz
via hand delivery

George,

Thank you for assuming the role of Interim Chief Financial Officer.  You will report to me in this role.  This will confirm your pay, bonus, and other changes effective, January 21, 2013.

Compensation.  Your bi-weekly pay rate will be $13,076.93, which annualizes to $340,000.00.

Bonus Plan.  Your Hot Topic Annual Bonus target will remain at thirty-five (35%) of your annualized base salary. The actual amount of the bonus awarded will be based upon the Hot Topic, Inc. achieving its Operating Income goal, as well as you achieving performance that is meeting expectations or higher.  In order to receive any bonus payout you must be actively employed on the date that bonuses are distributed.

Stock Option Grant.  Effective on your first day of in this new role (January 21, 2013) and upon formal Board of Directors’ approval, you will be granted an option of 50,000 shares of the Company’s common stock (the “Option”) under the Company’s stock option plan subject to vesting over four (4) years with twenty-five percent (25%) of the shares subject to the Option vesting on the first anniversary of the grant date. The remaining shares will vest in equal quarterly installments over the remainder of the vesting period. The exercise price per share under the Option shall be equal to the fair market value of the Company’s common stock on the date the Option is granted.

Salary Review.  You will be eligible for your next salary review and consideration for a merit increase on or about April 1, 2014.

All other compensation and benefit programs remain the same. As you know, the Company reserves the right to adjust these programs at its discretion.

I look forward to working together in this new role.

Best,

/s/ Lisa Harper
Lisa Harper
Chief Executive Officer